EXHIBIT 99.1

March 11, 2013
FOR IMMEDIATE RELEASE

WaferGen Partners with Salk Institute to Establish a Nano-qPCR Core Lab

Key Initial Application is to Develop Chromatin-Immunoprecipitation (ChIP) PCR Methods

FREMONT, Calif., March 11, 2013 /PRNewswire/ -- The Salk Institute and WaferGen Bio-systems, Inc. (OTCBB: WGBS) today announced the formation of a nano-qPCR Core Laboratory under the guidance of Ronald M. Evans, Professor and March of Dimes Chair in Molecular and Developmental Biology at Salk. The lab will utilize WaferGen’s SmartChip System as the backbone technology for high-throughput real-time PCR studies. A major focus will be on designing and testing libraries of assays targeting receptors and transcriptional regulators for important functional pathways, thereby interrogating entire regulatory networks in a highly parallel fashion. It is also envisioned that the nano-qPCR Core Lab will be an important resource for the larger Salk community.

Dr. Evans commented: “We have successfully tested WaferGen’s SmartChip system in our laboratory in a variety of gene expression experiments. The platform is ideal for follow up studies to ChIP Seq, and for de novo large-scale gene expression studies in precious clinical samples. We made SmartChip System the technology of choice based on its ability to perform qPCR without pre-amplification, while providing the required throughput for measuring a series of longitudinal genomic events in cells. Another attractive feature is SmartChip’s flexibility, which allows our scientific questions to dictate the experimental design in a convenient and cost-effective workflow.”

Chromatin-immunoprecipitation (ChIP) is a technique whereby genomic regulatory sites bound by a specific factor of interest are enriched through antibody precipitation. ChIP Sequencing utilizes modern NGS technology to provide the nucleotide sequences of these regulatory sites. Downstream studies have historically been conducted by designing qPCR assays targeting these elements and have been restricted to small numbers of analytes due to the limited amounts of ChIP material. WaferGen’s SmartChip technology enables NGS researchers to quantitatively evaluate the presence of numerous elements across multiple ChIP samples. This offering facilitates the validation of large ChIP Seq data sets and allows researchers to conduct large studies of promoter occupancy dynamics.

“We are very pleased to assist Dr. Evans and the Salk faculty in expanding the frontiers of life science research, as they try to unlock the secrets of systems biology. In particular, we are excited to collaborate on developing a comprehensive content menu for ChIP PCR, which is a natural extension of ChIp Seq experiments. Because ChIP PCR on SmartChip is much more cost-effective than ChIP Seq, it will allow scientists to increase throughput and generate many more datapoints after the initial ChIp Seq discovery. This collaboration is another extension of our strategy of providing high value-adding solutions tied to Next-Gen sequencing (NGS), which address both upstream and downstream workflow needs. Our offering encompasses both the recently-announced target enrichment for NGS product to be launched in Q2 2013, as well as our standard suite of qPCR products and applications, such as gene expression and genotyping,” stated Ivan Trifunovich, President and CEO of WaferGen.

The first SmartChip System is fully operational at Salk, and is being deployed in a variety of applications.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an innovative life science company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating molecular biomarkers. It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping.

For additional information, please see http://www.wafergen.com

Forward Looking Statements

This press release contains certain “forward-looking statements”. Such statements include statements relating to the expected benefits to the Company of the relationship with the Salk Institute, the prospects for their nano-qPCR Core Laboratory,  its use of SmartChip technology in ChIP Sequencing and other statements relating to future events that are not historical facts, including statements which may be preceded by the words “will,” “believes” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:

John Harland
john.harland@wafergen.com
510-780-2395